UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

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FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

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Date of Report (Date of earliest event reported):  October 10, 2007

 TABATHA II, INC.

(Exact Name of Registrant as Specified in Charter)

Colorado	0-31751	84-1536518
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1926 S. Oswego Way Aurora, Colorado		80014
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (303) 752-4637

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 DFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 - ENTRY INTO MATERIAL DEFINITIVE AGREEMENT

On October 10, Tabatha II, Inc., a Colorado Corporation (the “Company”), entered into a Share Exchange Agreement (the “Agreement”) with Longwei Petroleum Holding Investment Limited, a British Virgin Islands corporation (“Longwei BVI”), and the shareholders of Longwei BVI (the “Shareholders”). Pursuant to the terms of the Agreement, the Shareholders agreed to transfer all of the issued and outstanding shares of common stock in Longwei BVI to the Company in exchange for the issuance of an aggregate of 69,000,000 shares, or 92%, shares of outstanding common stock of the Company to the Shareholders, thereby causing Longwei BVI to become a wholly-owned subsidiary of the Company.

The respective obligations of each party to effect the Exchange shall be conditional upon the filing, occurring or obtainment of all authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by any governmental entity or by any applicable law, rule, or regulation governing the transactions contemplated hereby. In addition to the foregoing terms, each of the Company, Longwei BVI and the Shareholders provided customary representations and warranties and, pre-closing covenants and closing conditions.

Closing under the Agreement shall occur on (i) the first business day on which the last of the conditions precedent to closing are either fulfilled or waived, or (ii) such other date as the Parties to the Agreement may agree.  Such date shall be the date of Exchange.

As of the date of the Agreement and currently, there are no material relationships between the Company or any of its affiliates and Longwei BVI, other than in respect of the Agreement.

The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the complete text of the Agreement, which is filed as Exhibit 2.1 hereto and incorporated herein by reference.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(d)

The following exhibits are filed herewith:

2.1

Agreement for Share Exchange dated October 10, 2007, by and between Tabatha II, Inc. and Longwei Petroleum Investment Holding Limited and the Shareholders of Longwei Petroleum Investment Holding Limited.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TABATHA II, INC.

By: /S/ JOHN BALLARD
John Ballard, President, Chief Financial Officer and a Director

Date:  October 15, 2007